Exhibit 99.1

Seneca Foods Announces Definitive Agreement with Pacific Coast Producers

MARION, NY March 23, 2015 Seneca Foods Corporation (NASDAQ:SENEA, SENEB) and Pacific Coast Producers announced today that they have entered into an Asset Purchase Agreement whereby Pacific Coast Producers will acquire Seneca's Modesto, California fruit processing facility, and its related business.  The transaction is expected to close in the next 60-75 days after meeting customary closing conditions.  This transaction does not involve any of the other fruit processing facilities owned by Seneca Foods.

About Seneca Foods Corporation

Seneca Foods is North America's leading provider of packaged fruit and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 2,000 American farms.  Seneca holds the largest share of the retail private label, food service, and export canned vegetable markets, distributing to over 90 countries.   Products are also sold under the highly regarded brands of Libby's®, Aunt Nellie's®, READ®, Seneca Farms® and Seneca labels, including Seneca snack chips.  In addition, Seneca provides vegetable products under an alliance with General Mills Operations, LLC, a subsidiary of General Mills, Inc., under the Green Giant label.   Seneca's common stock is traded on the Nasdaq Global Stock Market under the symbols "SENEA" and "SENEB". SENEA is included the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

About Pacific Coast Producers

Pacific Coast Producers is a grower owned agricultural cooperative formed in 1971, and headquartered in Lodi, CA.  PCP processes and packages fruits and tomatoes for retail, foodservice and industrial markets under private label brands.  The cooperative grows and packages its fruits and tomatoes in Northern California, with plants in Woodland, Lodi and Oroville, California, for distribution to all of the major retail grocery stores and foodservice markets in the U.S.

Forward-Looking Statements

Statements that are not historical facts, including statements about management's beliefs or expectations, are forward looking statements as defined in the Private Securities Litigation Reform Act (PSLRA) of 1995.  All forward-looking statements involve risks, uncertainties and contingencies which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements.  Factors that may cause actual results to differ materially from those in the forward-looking statements include events that could give rise to a termination of the sale agreement or failure to receive necessary approvals for the transaction and other risks set forth in Seneca Foods Corporation's filings with the SEC, including the disclosure under the heading "Risk Factors" in Seneca Foods' Annual Report on Form 10-K.  There can be no assurance that the sale transaction will close on the expected schedule or that the sale transaction will be consummated at all.  We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All forward-looking statements speak only as of the date hereof.  We are under no obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

Seneca Foods Contact: Timothy J. Benjamin, CFO
(315-926-8100)

Pacific Coast Producers Contact: Matt Strong, CFO
(209-367-8800)

#######